EXHIBIT 21.1: SUBSIDIARIES OF THE COMPANY
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CareAmerica, Inc.
Corinthians Real Estate Investors, LP (56%)
Crown Pointe, Inc.
Gainesville Outlet Mall, LLC
Gaywood Oil & Gas, LLC
Graybrier, Inc.
Greenbriar Financial Corporation
Kellway Corporation
King City Retirement Corporation
Liberty Acquired Brain Injury Habilitation Services, Inc.
Liberty Group, LP
Real Estate Investors, LLC
Residential Healthcare Properties, Inc.
Retirement Real Estate, Inc.
Rose Terrace of Wendell, Inc.
Senior Living Management, Inc.
Senior Living Management Payroll Company
Senior Property Management, Inc.
SLM-Crown Pointe, Inc.
SLM-Oak Park, Inc.
SLM-Wedgwood Terrace, Inc.
Sweetwater Springs Group, LLC
Wedgwood Realty Corporation
Wedgwood Retirement Inns, Inc.
Wedgwood Terrace, Inc.
Windsor Group, LLC
Windsor House Greenville, LLC